OMB APPROVAL
OMB  Number:       3235-0145
Expires:           October  31,  1994
Estimated  average  burden
hours  per  response  14.90


UNITED  STATES
SECURITIES  AND  EXCHANGE  COMMISSION
Washington,  D.C.  20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No.     5       )*
                                          ----

                             Millipore Corporation
                    ----------------------------------------
                                 (Name of Issuer)

                     Common Stock, Par Value $1.00 per share
                    ----------------------------------------
                          (Title of Class of Securities)

                                                601073109
                        ---------------------------------
                                  (CUSIP Number)



Check the following box if a fee is being paid with this statement [] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  NO.    601073109                      13G               PAGE   2   OF   4
PAGES


1     NAME  OF  REPORTING  PERSON
      S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON.

Manning  &  Napier  Advisors,  Inc.
IRS  #  16-0995736


2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER OF A GROUP *      (a)    [   ]
                                                                    (b)    [   ]


3     SEC  USE  ONLY



4     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

     New  York



                                    NUMBER OF
                                     SHARES
                                  BENEFICIALLY
                                    OWNED BY
                                      EACH
                                    REPORTING
                                     PERSON
                                      WITH

               5     SOLE  VOTING  POWER

                     308,962

               6     SHARED  VOTING  POWER

                      -0-

               7     SOLE  DISPOSITIVE  POWER

                     322,012

               8     SHARED  DISPOSITIVE  POWER

                     -0-

9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

      322,012


10     CHECK  BOX  IF  THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

       0.71%


12     TYPE  OF  REPORTING  PERSON  *

Investment  Advisor





                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              PAGE   3   OF   4
Item  1(a):  Name  of  Issuer:
------------------------------

     Millipore  Corporation

Item  1(b):  Address  of  Issuer's  Principal  Executive  Office:
-----------------------------------------------------------------

     80  Ashby  Road
     Medford,  Massachusetts  01730


Item  2(a):  Name  of  Person  Filing:
--------------------------------------

     Manning  &  Napier  Advisors,  Inc.

Item  2(b):  Address  of  Principal  Business  Office,  or,  if none, Residence:
--------------------------------------------------------------------------------

     1100  Chase  Square
     Rochester,  New  York  14604

Item  2(c):  Citizenship:
-------------------------

     New  York

Item  2(d):  Title  of  Class  of  Securities:
----------------------------------------------

     Common  Stock,  Par  Value  $1.00

Item  2(e):  CUSIP  Number:
---------------------------

     601073109

Item 3:  If this statement is filed pursuant to rule 13d-1(b) of 13d-2(b), check
--------------------------------------------------------------------------------
whether  the  person  filing  is  a  :
--------------------------------------

(e) [X] Advisor is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item  4:  Ownership:
--------------------

(a)  Amount  Beneficially  Owned:     308,962
(b)  Percent  of  Class:  Based on the most recent prices provided by Bloomberg,
L.P.,  499  Park  Avenue,  New  York,  New York   10022, listing the outstanding
shares of common stock on December 31,1999, as 45,264,000 it is believed person filing has beneficial ownership of 0.71%.
(c)  Number  of  shares  as  to  which  such  person  has:
     (i)    sole  voting  power:          308,962
     (ii)   shared  voting  power:           -0-
     (iii)  sole  dispositive  power:     322,012
     (iv)   shared  dispositive  power:      -0-

Item  5:  Ownership  of  Five  Percent  or  Less  of  a  Class:
---------------------------------------------------------------

Not  applicable


Item  6:  Ownership  of  More  than  Five  Percent  on Behalf of Another Person:
--------------------------------------------------------------------------------

Not  applicable


Item  7:  Identification and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
Security  Being  Reported  on  By  the  Parent  Holding  Company:
-----------------------------------------------------------------

Not  applicable


Item  8:  Identification  and  Classification  of  Members  of  the  Group:
---------------------------------------------------------------------------

Not  applicable


Item  9:  Notice  of  Dissolution  of  a  Group:
------------------------------------------------

Not  applicable


Item  10:  Certification:
-------------------------

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purposes of effect.




Signature:
----------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Fonda  L.  Herrick                        Date: February  9,  2000
    Fonda  L.  Herrick,  Corporate  Secretary